Exhibit 3.1.51

Certificate of Incorporation

of

The Cable Company, Inc.

FIRST: The name of the Corporation is: The Cable Company, Inc. (the “Corporation”).

SECOND: The registered office of the corporation and registered agent in the State of Delaware is to be located at 32 Loockerman Square, Suite L-100 in the City of Dover, County of Kent. The name of its registered agent is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

To do any lawful act or thing for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) with a par value of one cent ($.01) per share, all of which shall be designated “Common Stock”.

FIFTH: The name and mailing address of the Incorporator is:

Spencer McAdams

c/o Olshan Grundman Frome & Rosenzweig

505 Park Avenue

New York, New York 10022

SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Paragraph B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph B or otherwise.

(2) If a claim under paragraph (1) of this Paragraph B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

(5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation for the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Paragraph B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

SEVENTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation), the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.

EIGHTH: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, subject to the limitations set forth in this Certificate of Incorporation and in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article NINTH.

IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of September, 1993.

/s/ Spencer McAdams
Spencer McAdams
Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

*  *  *  *  *

THE CABLE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of New Castle.

The Board of Directors of THE CABLE COMPANY, INC. adopted the following resolution on the 18TH day of APRIL, 1996.

Resolved, that the registered office of THE CABLE COMPANY, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, THE CABLE COMPANY, INC. has caused this statement to be signed by BRIAN C. WATSON, its ASSISTANT SECRETARY this 18TH day of APRIL, 1996.

THE CABLE COMPANY, INC.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE CABLE COMPANY, INC.

Pursuant to Section 242 of the General Incorporation Law of the State of Delaware, The Cable Company, Inc. (the “Corporation”), a Delaware corporation, hereby certifies that:

1.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the present Article FIRST and inserting in lieu thereof a new Article FIRST, as follows:

FIRST: The name of the Corporation (hereinafter sometimes referred to as the “Corporation”) is:

“KATZ MEDIA CORPORATION”

2.	The Board of Directors and the Sole Shareholder of the Corporation, by written consent, adopted, approved and ratified the foregoing Amendment.

IN WITNESS WHEREOF, the Corporation has caused the Certificate of Amendment to be signed and executed in its corporate name by Richard E. Vendig, its Senior Vice President, Chief Financial and Administrative Officer, Treasurer, on this 28th day of October, 1997.

THE CABLE COMPANY, INC., a Delaware Corporation

By:	/s/ Richard E. Vendig
Name:	Richard E. Vendig
Title:	Senior Vice President, Chief Financial and Administrative Officer, Treasurer

ARTICLES OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

KATZ MEDIA CORPORATION

Pursuant to Section 242 of the General Incorporation Law of the State of Delaware, Katz Media Corporation (the “Corporation”), a Delaware corporation, hereby certifies that:

1.	The Certificate of Incorporation is hereby amended by deleting the present Article FIRST and inserting in lieu thereof a new Article FIRST, as follows:

FIRST: The name of the Corporation (hereinafter sometimes referred to as the “Corporation”) is:

Katz Media Group, Inc.

2.	The Board of Directors and the Sole Shareholder of the Corporation, by written consent, adopted, approved and ratified the foregoing Amendment.

IN WITNESS HEREOF, the Corporation has caused by Certificate of Amendment to be signed and executed in its corporate name by Kenneth E. Wyker, its Secretary, on this 17th day of September, 2001.

KATZ MEDIA CORPORATION

By:	/s/ Kenneth E. Wyker
Kenneth E. Wyker, Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

KATZ MEDIA GROUP, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is KATZ MEDIA GROUP, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 10, 2004.

/s/ Kenneth E. Wyker
Name:	Kenneth E. Wyker
Title:	Senior Vice President

DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)